Exhibit 10.8

Macquarie Capital (USA) Inc.

A Member of the Macquarie Group of Companies

125 West 55th Street	Telephone	1 212 231 1000
New York, NY 10019	Tollfree	1 800 648 2878
UNITED STATES	Facsimile	1 212 231 1717
	Internet	www.macquarie.com

April    , 2017

Lewis W. Dickey, Jr.

President and Chief Executive Officer

Modern Media Acquisition Corp.

1180 Peachtree Street, N.E.

Suite 2400

Atlanta, Georgia 30309

Dear Mr. Dickey:

In recognition of the relationship between Modern Media Acquisition Corp. (the “Company”) and MIHI LLC, the Company agrees that prior to the third anniversary of the date of this letter agreement, the Company shall, and shall cause its subsidiaries to, engage Macquarie Capital (USA) Inc. (“Macquarie Capital”), or an affiliate of Macquarie Capital designated by it, to act, on any and all transactions with a notional value greater than $30 million, as: (a) a bookrunning managing underwriter, a bookrunning managing placement agent, or a bookrunning managing initial purchaser, as the case may be, and financial advisor in connection with any offering or placement of securities (including, but not limited to, debt, equity, preferred and other hybrid equity securities or equity linked securities) or loan or other credit transaction by the Company or any of its subsidiaries, in each case with Macquarie Capital receiving total compensation in respect of any such transaction that is equal to or better than 40% of the total compensation received by all underwriters, placement agents, and initial purchasers, as the case may be, in connection with such transaction (50% in the case of any such offering, placement, loan or other credit transaction in connection with the initial business combination (the “Business Combination”) and not less than the compensation received by any one individual underwriter, placement agent or initial purchaser, as the case may be, and (b) a financial advisor in connection with any (i) restructuring (through a recapitalization, extraordinary dividend, stock repurchase, spin-off, joint venture or otherwise) by the Company or any of its subsidiaries, or (ii) acquisition or disposition of a business, asset or voting securities by the Company or any of its subsidiaries, in each case with Macquarie Capital receiving total compensation in respect of any such transaction that is equal to or greater than 66% of the total compensation received by all financial advisors in connection with such transaction (50% in the case of the Business Combination), and not less than the compensation received by any individual financial advisor.

The Company understands that Macquarie Capital may decline any such engagement in its sole and absolute discretion, in which event Macquarie Capital would not be entitled to any fees from such engagement. Any engagement of Macquarie Capital pursuant to this paragraph shall become a commitment by Macquarie Capital to assume such engagement only if such engagement is set forth and agreed to by Macquarie Capital in writing in a separate agreement. Any such engagement shall be on Macquarie Capital’s customary terms (including, as applicable, representations, warranties, covenants, conditions, indemnities and fees based upon the prevailing market for similar services for global, full-service investment banks), which terms (but not the obligation to engage Macquarie Capital) shall be subject to the review of the Company’s audit committee (the “Audit Committee”) pursuant to the Audit Committee’s policies and procedures relating to transactions that may present conflicts of interest.

With regard to the preceding scope of services, it is understood that Macquarie Capital will not be retained to render a fairness opinion on the Business Combination, although this letter agreement will apply with respect to other aspects of the Business Combination. If, in the sole and reasonable determination of Macquarie Capital, Macquarie Capital is unable to provide the services requested under this agreement, Macquarie Capital will notify the board of directors of the Company as soon as practical of its intention to decline such engagement, or to seek an appropriate amendment to this agreement.

This letter agreement may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of this letter agreement by facsimile, email or other form of electronic transmission shall be deemed to constitute due and sufficient delivery of such counterpart. This letter agreement and any related dispute shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State.

In witness whereof, the parties have caused this agreement to be executed on their behalf by the undersigned, thereunto duly authorized, as of the date first set forth above.

Yours faithfully
Macquarie Capital (USA) Inc.

By:
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By:
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Accepted and Agreed:

MODERN MEDIA ACQUISITION CORP.

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